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                                                                    Exhibit 23.a
                             CONSENT OF INDEPENDENT
                                  ACCOUNTANTS


  We consent to the incorporation by reference in the prospectus included in this Registration Statement of Masco Corporation on Form S-3 of our report dated February 24, 1994, on our audits of the consolidated financial statements of Masco Corporation and subsidiaries as of December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1993, which report is included in Masco Corporation's Current Report on Form 8-K dated March 2, 1994. We also consent to the reference to our Firm, under the caption "Experts" in such prospectus.



/s/ Coopers & Lybrand

Detroit, Michigan
March 1, 1994